EXHIBIT 10.1

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”) is made and entered into, effective as of August 15, 2005 (the “Effective Date”), by and between CALLWAVE, INC., a California corporation (the “Company”), and C. STEPHEN CORDIAL (“Employee”), with reference to the following facts:

RECITALS:

The Company previously employed Employee as an Interim Chief Financial Officer pursuant to that certain Employment Agreement dated effective May 31, 2005 (the “Interim Agreement”), and the parties have agreed to execute this Agreement in order to amend and restate the Interim Agreement and to memorialize the terms and conditions on which the Company shall employ Employee on a permanent basis as Chief Financial Officer.

AGREEMENTS:

NOW, THEREFORE, the parties hereto, intending to be legally bound, do hereby agree as follows:

1. POSITION AND DUTIES

1.1 POSITION AND TITLE. The Company hereby hires Employee to serve as the Chief Financial Officer of the Company. The Company shall appoint Employee as a Vice President and Assistant Secretary of the Company, effective as of the Effective Date hereof, and shall reappoint Employee to such positions annually during the term of this Agreement.

(a) LIMITS ON AUTHORITY. Employee shall perform his duties as Chief Financial Officer of the Company pursuant to this Agreement in compliance with applicable law and consistent with such budgets as the Company’s Board of Directors adopts and modifies from time to time.

(b) ANNUAL REVIEWS. Promptly following the completion of each of the Company’s fiscal years during the term of this Agreement (or at such other regular intervals, not less frequently than annually, as the Company may select), the Company shall review Employee’s performance of his duties pursuant to this Agreement and advise Employee of the results of that review. In connection with each such review, the Company shall evaluate whether any increase in Employee’s compensation under Section 2, below, is appropriate.

(c) REPORTING AND AUTHORITY. Employee shall report to the Company’s Chief Executive Officer. Subject to directions from the Chief Executive Officer and to the power and authority of the Company’s Board of Directors to govern the affairs of the Company, Employee shall have full authority and responsibility for supervising and managing the financial affairs of the Company, including (i) preparing and delivering to the Board of Directors accurate financial statements at such time and with such detail as the Board of Directors may request, (ii) supervising the Company’s engagement of and relationship with its independent certified public accountants, (iii) supervising the Company’s collection of receivables, deposit of funds, and payment of expenses, (iv) preparing such forecasts as the Company’s Chief Executive Officer or Board of Directors may request, (v) ensuring that the Company’s financial affairs are conducted in compliance with applicable law, and (vi) exercising such other authority and responsibility as the Company’s Chief Executive Officer may delegate to Employee from time to time.

1.2 ACCEPTANCE. Employee hereby accepts employment by the Company in the capacity set forth in Section 1.1, above, and agrees to perform the duties of such position from and after the Effective Date of this Agreement in a diligent, efficient, trustworthy, and businesslike manner. Employee agrees that, to the best of the Employee’s ability and experience, Employee at all times shall loyally and conscientiously discharge all of the duties and responsibilities imposed upon Employee pursuant to this Agreement.

1.3 BUSINESS TIME. Employee shall devote his exclusive business time to the performance of his duties under this Agreement.

1.4 LOCATION. Employee shall perform his duties under this Agreement from the Company’s principal offices in Santa Barbara, California. Employee acknowledges and agrees that from time to time he shall be required to travel (at the cost and expense of the Company) to other locations outside of Santa Barbara, California, in order to discharge his duties under this Agreement.

1.5 TERM. Subject to such sooner term pursuant to Section 3 below, the term of this Agreement shall commence as of the Effective Date and shall expire on the third annual anniversary thereof in August 2008.

2. COMPENSATION. The Company shall compensate Employee for his services pursuant to this Agreement as follows:

2.1 SALARY. The Company shall pay to Employee an annual salary in the amount of Two Hundred Seventy-five Thousand Dollars ($275,000.00) (“Base Compensation”), payable in equal periodic installments in accordance with the Company’s regular payroll practices in effect from time to time. Such annual salary shall be subject to periodic increases, in such amounts (if any) as the Company may determine to be appropriate, at the time of Employee’s annual review pursuant to Section 1.1(b), above, and at such other times (if any) as the Company may select.

2.2 CASH BONUS. Employee shall be eligible for discretionary bonus compensation, in the discretion of the Company and based upon the performance of Employee and the Company, in an annual amount of up to twenty-five percent (25%) of Employee’s Base Compensation, subject to applicable income tax and wage withholding amounts. Such amount shall be payable annually at the same time when the Company customarily pays annual incentive compensation to other of the Company’s senior executives, based upon the Company’s practices in effect from time to time.

2.3 OPTION GRANT. Employee also shall be eligible to receive in an incentive stock option (the “Option”) for the purchase of One Hundred Thousand (100,000) shares of Company common stock, which Option:

(a) Shall be treated as an “incentive stock option” (as such term is defined in Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”)), to the extent permitted under the Code;

(b) Shall be subject to vesting based upon the Company’s regular 48-month vesting schedule (i.e., vesting in 12.5% of shares after six (6) months of continuous employment, and 1/48th of the shares monthly thereafter), subject to Employee’s continuous employment with the Company, with vesting credit commencing as of May 31, 2005;

(c) Shall provide for accelerated vesting in one-half of the then-unvested shares immediately upon any “Change of Control” of the Company (as defined in Section 3.1, below); and

(d) Shall provide that if the Company terminates Employee’s employment with the Company other than for Misconduct or by reason of Employee’s Disability (i) within three (3) months following the Effective Date of this Agreement, then Employee may exercise such Option at any time within ninety (90) days following the termination of Employee’s employment, or (ii) more than six (6) months following the Effective Date of this Agreement, then Employee may exercise such Option at any time within one hundred eighty (180) days following the termination of Employee’s employment.

2.4 FRINGE BENEFITS/VACATION. Employee shall accrue in each period of twelve (12) consecutive months of employment during the term of this Agreement paid vacation in an amount equal to the greater of three (3) weeks or the period for which Employee is eligible under the Company’s vacation pay policy. Employee shall be eligible for such other fringe benefits as are provided to the Company’s employees generally from time to time.

2.5 REIMBURSEMENT OF EXPENSES. The Company shall reimburse Employee for authorized expenses incurred by Employee in the performance of his duties, provided that such expenses are reasonable in amount, incurred for the benefit of the Company, and are supported by itemized accountings and expense receipts submitted to the Company prior to any reimbursement.

2.6 BUSINESS TRAVEL. In the event Employee is required to travel in connection with the performance of his duties under this Agreement, Employee shall be permitted to fly business-class only for any flight segments exceeding three (3) consecutive hours.

2.7 COMPANY CREDIT CARD AND PARKING EXPENSES. The Company shall (a) provide Employee with a Company credit card which shall be used by Employee in connection with Company travel, entertainment, and other Company matters (including but not limited to the purchase of fuel for Employee’s automobile), and (b) payment of all parking fees incurred by Employee for parking at the Company’s offices.

2.8 ANNUAL ALLOWANCE. The Company shall provide Employee with an annual allowance in the amount of Three Thousand Dollars ($3,000), which Employee may use for the cost of professional training and education.

3. TERMINATION

3.1 DEFINITIONS. For purposes of this Agreement, the term:

(a) “CHANGE OF CONTROL” shall mean the occurrence of any of the following events:

(i) Any transaction or series of related transactions by which any “person” (as such term is used in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), including all affiliates of such person, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities other than (A) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (B) any affiliate, or any corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company, or (C) Peter Sperling or any affiliate thereof.

(ii) The date of the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company (or such surviving entity) outstanding immediately after such merger or consolidation; or

(iii) The date of the consummation of a plan of complete liquidation of the Company or the sale or disposition by the Company of all or substantially all of the Company’s assets. For purposes of this clause (iii), the term “the sale or disposition by the Company of all or substantially all of the Company’s assets” shall mean a sale or other disposition transaction or series of related transactions involving assets of the Company or of any direct or indirect subsidiary of the Company (including the stock of any direct or indirect subsidiary of the Company) in which the value of the assets or stock being sold or otherwise disposed of (as measured by the purchase price being paid therefor or by such other method as the Board of Directors of the Company determines is appropriate in a case where there is no readily ascertainable purchase price) constitutes more than two-thirds of the “fair market value of the Company” (as hereinafter defined). For purposes of the preceding sentence, the “fair market value of the Company” shall be the aggregate market value of the Company’s outstanding common stock (on a fully diluted basis) plus the aggregate market value of the Company’s other outstanding equity securities. The aggregate market value of the Company’s equity securities shall be determined by multiplying the number of shares of the Company’s common stock (on a fully diluted basis) outstanding on the date of the execution and delivery of a definitive agreement with respect to the transaction or series of related transactions (the “Transaction Date”) by the average closing price of such security for the ten trading days immediately preceding the Transaction Date, or if not publicly traded, by such other method as the Board of Directors of the Company shall determine is appropriate.

(b) “DATE OF TERMINATION” shall mean the date specified in the Notice of Termination (as defined below).

(c) “DISABILITY” OR “DISABLED” shall mean that Employee is suffering from a mental or physical condition which, in the opinion of a licensed medical doctor reasonably acceptable to the Company, renders Employee incapable for a period for a period of at least six (6) consecutive months from performing his regular duties under this Agreement. Employee covenants and agrees to submit to a reasonable physical examination by such licensed medical doctor for the purpose of evaluating whether Employee is Disabled.

(d) “MISCONDUCT” shall mean (i) the willful and repeated failure by Employee to substantially perform his duties with the Company (other than any such failure resulting from Employee’s incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to Employee by the Board, which demand specifically identifies the manner in which the Board believes that Employee has not substantially performed his duties and provides fourteen (14) days for Employee to cure, or (ii) Employee’s willfully engaging in conduct which is demonstrably and materially injurious to the Company, monetarily or otherwise. For purposes hereof, no act, or failure to act, on Employee’s part shall be deemed “willful” unless done, or omitted to be done, by Employee not in good faith and without reasonable belief that Employee’s action or omission was in the best interest of the Company.

(e) “NOTICE OF TERMINATION” shall mean a written notice that sets forth in reasonable detail the reason for termination of Employee’s employment.

3.2 TERMINATION BY COMPANY. The Company may terminate this Agreement as of the Date of Termination:

(a) FOR MISCONDUCT. Notwithstanding the foregoing, Employee shall not be deemed to have been terminated for Misconduct unless and until there shall have been delivered to Employee a copy of a resolution duly adopted by the affirmative vote of the Board at a meeting of the Board, finding that Employee has engaged in “Misconduct” (as defined above), provided, however, that if at such time Employee is a member of the Board of Directors, he shall abstain from voting with respect to any matter relating to termination of his employment. Upon termination for Misconduct, the Company shall pay to Employee all accrued and unpaid compensation for the period ending on the Date of Termination, and shall not be obligated to pay any additional amounts to Employee hereunder.

(b) OTHER THAN MISCONDUCT, DISABILITY OR FOLLOWING CHANGE OF CONTROL. At any time other than (i) for Misconduct, (ii) by reason of Employee’s Disability, or (iii) following a Change of Control. Employee’s employment is at will and the Company may terminate this Agreement and Employee’s employment upon delivery of a Notice of Termination (or as of such subsequent date as is specified therein) for any reason or no reason. However, in the event that Employee’s employment is terminated other than by reason of his Misconduct or his Disability and other than following a Change of Control, then in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the effective date of the termination:

(i) If any such termination occurs within six (6) months following the Effective Date of this Agreement:

(A) the Company shall pay to Employee an amount equal to three (3) months of Employee’s Base Compensation, at the rate in effect as of the Date of Termination (any such amount to be payable in equal monthly installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of three (3) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this subsection (b)(i)(A));

(B) the Company shall pay to Employee one-fourth (1/4th) of the annualized amount of any annual bonus that Employee has received pursuant to Section 2.2(a), above; and

(C) the Company shall pay, for a period of three (3) months following the Date of Termination, the premiums for continuation of Employee’s healthcare benefits pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage.

(ii) If any such termination occurs more than six (6) months following the Effective Date of this Agreement:

(A) the Company shall pay to Employee an amount equal to six (6) months of Employee’s Base Compensation, at the rate in effect as of the Date of Termination (any such amount to be payable in equal monthly installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of six (6) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this subsection (b)(ii)(A));

(B) the Company shall pay to Employee one-half (1/2) of the annualized amount of any annual bonus that Employee has received pursuant to Section 2.2(a), above, during the most recent prior period; and

(C) the Company shall pay, for a period of six (6) months following the Date of Termination, the premiums for continuation of Employee’s healthcare benefits pursuant to COBRA for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage.

(c) DISABILITY. By reason of Employee’s Disability. If the Company elects to terminate Employee’s employment hereunder by reason of Employee’s Disability, then the Company shall pay to Employee all accrued and unpaid compensation with respect to the period ending on the Date of Termination, and the Company shall not be obligated to pay any further amounts hereunder.

3.3 TERMINATION UPON CHANGE OF CONTROL. If Employee is terminated following a Change of Control, other than for Misconduct or Disability, then in addition to all accrued and unpaid wages due to Employee for periods ended on or prior to the Date of the Termination:

(a) If such Change of Control occurs within six (6) months following the Effective Date of this Agreement:

(i) the Company shall pay to Employee an amount equal to three (3) months of Employee’s Base Compensation at the rate in effect as of the Date of Termination (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of three (3) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this subsection (a)(i));

(ii) the Company shall pay to Employee one-fourth (1/4th) of the annualized amount of any annual bonus that Employee has received (if any) pursuant to Section 2.2(a), above, for the most recent annual period prior to the Change of Control; and

(iii) the Company shall pay, for a period of three (3) months following the Date of Termination, the premiums for continuation of Employee’s healthcare benefits pursuant to COBRA for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage.

(b) If such Change of Control occurs more than six (6) months and less than twelve (12) months following the Effective Date of this Agreement:

(i) the Company shall pay to Employee an amount equal to six (6) months of Employee’s Base Compensation plus one (1) additional month for each month of continued employment between six (6) and twelve (12) months following the Effective Date of this Agreement, at the rate in effect as of the Date of Termination (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during such period following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this subsection (b)(i));

(ii) the Company shall pay to Employee that portion of the annualized amount of any annual bonus that Employee has received (if any) pursuant to Section 2.2(a), above, during the most recent annual period prior to the Change of Control, as is determined by multiplying such annualized bonus times a fraction, (x) the numerator of which is the sum of six (6) months of the full cash bonus plus one (1) additional month for each month of continued employment between six (6) and twelve (12) months following the Effective Date of this Agreement, and (y) the denominator of which is twelve (12) months; and

(iii) the Company shall pay, for a period of six (6) months following the Date of Termination plus one (1) additional month for each month of continued employment between six (6) and twelve (12) months following the Effective Date of this Agreement, the premiums for COBRA for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage.

(c) If such Change of Control occurs more than twelve (12) months following the Effective Date of this Agreement:

(i) the Company shall pay to Employee an amount equal to twelve (12) months of Employee’s Base Compensation, at the rate in effect as of the Date of Termination (any such amount to be payable in equal periodic installments at the time and in the amounts due under the Company’s regular payroll practices, as if Employee had remained employed during the period of twelve (12) months following the Date of Termination, provided, however, that the Company shall have the right, in its sole discretion, to accelerate any payment under this subsection (c)(i));

(ii) the Company shall pay to Employee an amount equal to the annualized bonus that Employee has received (if any) pursuant to Section 2.2(a), above, for the most recent annual period prior to the Change of Control;

(iii) the Company shall pay, for a period of twelve (12) months following the Date of Termination, the premiums for continuation of Employee’s healthcare benefits pursuant to COBRA for so long as Employee is otherwise eligible, provided Employee makes a timely election for such COBRA coverage.

3.4 TERMINATION BY EMPLOYEE. Employee may resign from employment and terminate this Agreement at any time. Upon any resignation by Employee hereunder, the Company shall pay to Employee all accrued and unpaid wages due to Employee for periods ended on or prior to the effective date of the termination, and the Company shall not be obligated to make any further payments to Employee hereunder.

3.5 MITIGATION. Employee shall not be required to mitigate the amount of any payment provided for in this Section 3 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Employee as a result of employment by another employer, self employment earnings, by retirement benefits, by offset against any amount claimed to be owing by Employee to the Company, or otherwise. No amounts payable to Employee under any plan or program of the Company shall reduce or offset any amounts payable to Employee under this Agreement.

4. MISCELLANEOUS

4.1 NOTICES. All notices permitted or required by this Agreement shall be in writing, and shall be deemed to have been delivered and received (i) when personally delivered, or (ii) on the third (3rd) business day after the date on which deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested, or (iii) on the date on which transmitted by facsimile or other electronic means generating a receipt confirming a successful transmission (provided that on that same date a copy of such notice is deposited in the United States mail, postage prepaid, certified or registered mail, return receipt requested), or (iv) on the next business day after the date on which deposited with a regulated public carrier (e.g., Federal Express) designating overnight delivery service with a return receipt requested or equivalent thereof administered by such regulated public carrier, freight prepaid, and addressed in a sealed envelope to the party for whom intended at the address or facsimile number appearing on the signature page of this Agreement, or such other address or facsimile number, notice of which is given in a manner permitted by this Section 4.1.

4.2 EFFECT ON OTHER REMEDIES. Nothing in this Agreement is intended to preclude, and no provision of this Agreement shall be construed to preclude, the exercise of any other right or remedy which the Company may have by reason of Employee’s breach of his obligations under this Agreement.

4.3 ARBITRATION. Except for a dispute in which any party is seeking the exercise of the equitable powers of a court, all disputes arising under this Agreement shall be resolved by arbitration in Santa

Barbara, California, before a single arbitrator under the rules then obtaining of the American Arbitration Association. This agreement to arbitrate shall be specifically enforceable. The decision of the arbitrator shall be final and binding, and judgment thereon may be entered in a court of competent jurisdiction.

4.4 BINDING ON SUCCESSORS; ASSIGNMENT. This Agreement shall be binding upon, and inure to the benefit of, each of the parties hereto, as well as their respective heirs, successors, assigns, and personal representatives.

4.5 GOVERNING LAW, JURISDICTION, AND VENUE. This Agreement shall be construed in accordance with and shall be governed by the laws of the State of California, without regard to conflict of law principles. Each party consents to the jurisdiction of the courts of the State of California for the purposes of construing or enforcing this Agreement. Subject to the arbitration provisions of Section 4.3, above, the parties agree that the exclusive venue for all such disputes shall be the Superior Court in and for the County of Santa Barbara, California, sitting in the City of Santa Barbara, California, and hereby waive all arguments and claims that such forum is inconvenient or otherwise inappropriate.

4.6 SEVERABILITY. If any of the provisions of this Agreement shall otherwise contravene or be invalid under the laws of any state, country or other jurisdiction where this Agreement is applicable but for such contravention or invalidity, such contravention or invalidity shall not invalidate all of the provisions of this Agreement but rather it shall be construed, insofar as the laws of that state or other jurisdiction are concerned, as not containing the provision or provisions contravening or invalid under the laws of that state or jurisdiction, and the rights and obligations created hereby shall be construed and enforced accordingly.

4.7 COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which, taken together, shall be one and the same instrument, binding on all the signatories.

4.8 ENTIRE AGREEMENT; AMENDMENT. This Agreement (a) represents the entire understanding of the parties with respect to the subject matter hereof, and supersedes and replaces the Interim Agreement and all other prior and contemporaneous understandings, whether written or oral, regarding the subject matter hereof, except the Mutual Nondisclosure Agreement by and between Employee and the Company, and (b) may not be modified or amended, except by a written instrument, executed by the party against whom enforcement of such amendment may be sought.

[Signatures appear on the following page]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement, effective as of the date set forth above.

	“COMPANY:”	“EMPLOYEE:”

CALLWAVE, INC., a California corporation

By	/s/ David F. Hofstatter	/s/ C. Stephen Cordial
	David F. Hofstatter, President and CEO	C. Stephen Cordial

	August 15, 2005	August 15, 2005
	Date	Date

	Address, Facsimile No. and Email for Notices	Address, Facsimile No. and Email for Notices:

	136 West Canon Perdido Street	31704 Saddletree Drive
	Santa Barbara, California 93101	Westlake Village, California 91361

	Facsimile No.: (805) 690-4211	Facsimile No.: (805)